EXHIBIT 99.1
P R E S S            R E L E A S E

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625
Wolverine Tube reports Second Quarter 2006 Results
Net Income Driven By Unusually Strong Wholesale Pricing
Huntsville, Alabama, (July 27, 2006) – Wolverine Tube, Inc. (NYSE:WLV), today reported its results for the second quarter of 2006. Net income for the quarter ended July 2, 2006 was $6.4 million or $0.42 per diluted share as compared to a net loss of $5.7 million, or $0.38 per share in the second quarter of 2005. Included in the net income for the second quarter of 2006 is $2.1 million of charges related to consultants and advisory fees incurred in connection with our strategic planning and evaluation of balance sheet restructuring options, and $1.0 million representing a write down to net realizable value for equipment taken out of service, and held for sale. Excluding these charges net income would have been $8.5 million or $0.56 per diluted share.
Net sales for the second quarter of 2006 were $418.0 million as compared to $196.3 million in the second quarter of 2005. The higher sales reflect the average COMEX copper price of $3.37 per pound compared to $1.53 per pound in the prior year, a 120.3 percent increase. Total pounds of product shipped were 101.9 million, an increase of 37.8 percent from last year’s second quarter. Earnings before interest, taxes, depreciation and amortization were $20.1 million as compared to $696 thousand in the same period of the prior year.
Commenting on the results, Chip Manning, President and Chief Executive Officer said, “Our second quarter results reflect an unusually strong wholesale market in both price and demand. These strong market conditions experienced during the second quarter were a primary driver in our financial results. In the early portion of the third quarter we have experienced a softening in both demand and price in these markets. Also, the improved results are due to a more normal seasonality in our business.” Manning continued, “As we compare to the prior year, the financial performance in the second quarter of 2005 was negatively impacted by the strike in Montreal.”

WOLVERINE TUBE, INC.
second quarter results by segment
Commercial products gross profit was $7.8 million compared to the prior year’s second quarter of $5.5 million. Shipments increased 31.0 percent to 68.5 million pounds. Net sales were $272.8 million as compared to $146.9 million in the prior year. These results reflect the higher copper prices, improved demand in all product groups, and lower fabrication revenues, due to a leaner mix in fabricated products.
Gross profit in wholesale products was $22.3 million in 2006 compared to a loss of $178 thousand in the second quarter of 2005. Shipments totaled 28.5 million pounds as compared to last years 19.4 million pounds. Net sales increased to $123.5 million from the prior year’s $38.4 million. Higher copper prices and a significant improvement in fabrication revenues drove the growth in net sales and gross profit.
Gross profit in rod, bar and other products was a loss of $940 thousand in the second quarter of 2006, compared to gross profit of $360 thousand in the same period of 2005. Pounds of rod and bar product shipped were 5.0 million in the second quarter of 2006, as compared to the strike-dampened 2.3 million pounds in 2005. Net sales increased to $21.7 million from $11.0 million in 2005, reflecting increased volume shipped and rising copper prices, partially offset by reduced fabrication revenues and the strengthening Canadian dollar.
Liquidity
Commenting on liquidity, Jed Deason, Chief Financial Officer, stated “As of July 24, 2006, the Company has utilized $72.7 million under its receivables sales facility and has no outstanding borrowings under its $35.0 million revolving credit facility, although this facility is used to support letters of credit and other holdbacks. Total available liquidity as of July 24, 2006, including $25.5 million in cash in North America and $19.8 million under the revolving credit facility, is $45.3 million. We continue to closely monitor our available liquidity.” Finally, concluded Deason “We continue to work with Rothshild, Inc. on short term liquidity, capital structure and longer term strategic issues.”
Second quarter conference call
The Company will hold a conference call this morning at 9:30 a.m. Central Time (10:30 a.m. Eastern Time) to discuss the contents of this release. Dial in to the conference call line at (866) 710-0179 Access Code: Wolverine, ten minutes prior to the scheduled start time. A link to the broadcast can be found on the Company’s website at http://www.wlv.com, in the Investor Relations section under the “Conference Calls” link. If you are unable to participate at this time, a replay will be available through August 23, 2006 on this website or by calling (877) 919-4059

WOLVERINE TUBE, INC.
(passcode: 15909398). Should you have any problems accessing the call or the replay, please contact the Company at (256) 580-3958.
The tables following the text of this press release provide financial details that are included in this press release and that will be discussed on the conference call. This includes a reconciliation of net income (loss) to earnings before interest, taxes, depreciation and amortization. This press release, including these financial details, is now available on the Wolverine website at http://www.wlv.com in the Investor Relations section under the heading Press Releases.
About Wolverine Tube, Inc. — Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar and other products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.
forward –looking statements
Forward-looking statements in this press release are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as “may”, “should”, “will”, “expect”, “believe”, “plan”, “anticipate” and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company’s expectations of future operating and financial results and liquidity. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions about the Company’s business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future operating and financial results and liquidity, factors that could affect actual results include, without limitation, the effect of currency fluctuation; energy and raw material costs and our ability to effectively hedge these costs; fluctuation in COMEX copper, silver and other metals pricing; continuation of historical trends in customer inventory levels and expected demand for our products; outsourcing levels of OEMs; the effect of the 13 SEER regulations on product demand and the seasonality of our business; the level of customer demand in the Mexican market; competitive products and pricing; environmental contingencies; regulatory matters; changes in technology and our ability to maintain technologically competitive products; the mix of geographic and product revenues; the success of our product and process development activities, productivity and efficiency initiatives, including and related to transportation and natural gas, electricity and other utilities; global expansion activities, market share penetration efforts; working capital management programs and capital spending initiatives; the customers’ continuing support of payment terms; and our ability to pursue alternative sources of liquidity. A discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.
—tables to follow—

WLV Reports Second Quarter Results

July 27, 2006
WOLVERINE TUBE, INC. FINANCIAL DATA
Consolidated Statements of Operations (Unaudited)

	Three-month period ended		Six-month period ended
In thousands, except per share data	7/2/2006	7/3/2005	7/2/2006	7/3/2005

Pounds shipped	101,914	73,982	194,118	157,741

Net sales	$417,984	$196,321	$716,296	$409,803
Cost of goods sold	388,847	190,667	676,277	394,089

Gross profit	29,137	5,654	40,019	15,714

Selling, general and administrative expenses	9,764	8,644	17,393	16,952
Non-recurring advisory fees and expenses	2,119	—	2,106	—
Restructuring charges	—	136	—	54

Operating income (loss)	17,254	(3,126)	20,520	(1,292)

Interest expense, net	6,780	5,244	12,613	10,566
Amortization and other, net	1,551	430	2,260	442

Income (loss) before income taxes	8,923	(8,800)	5,647	(12,300)

Income tax provision (benefits)	2,514	(3,118)	1,355	(4,136)

Net income (loss)	$6,409	$(5,682)	$4,292	$(8,164)

Basic earnings (loss) per share:	$0.43	$(0.38)	$0.28	$(0.54)

Diluted earnings (loss) per share:	$0.42	$(0.38)	$0.28	$(0.54)

Basic shares	15,073	15,051	15,066	15,014
Diluted shares	15,183	15,051	15,161	15,014

Segment Information (Unaudited)

	Three-month period ended		Six-month period ended
In thousands	7/2/2006	7/3/2005	7/2/2006	7/3/2005

Pounds:
Commercial	68,453	52,267	133,233	107,722
Wholesale	28,480	19,371	51,263	42,782
Rod, bar, and other	4,981	2,344	9,622	7,237

Total pounds	101,914	73,982	194,118	157,741

Net sales:
Commercial	$272,810	$146,881	$487,409	$299,951
Wholesale	123,454	38,446	189,319	84,027
Rod, bar, and other	21,720	10,994	39,567	25,825

Total net sales	$417,984	$196,321	$716,296	$409,803

Gross Profit:
Commercial	$7,790	$5,472	$16,098	$15,091
Wholesale	22,286	(178)	24,454	(302)
Rod, bar, and other	(940)	360	(533)	925

Total gross profit	$29,137	$5,654	$40,019	$15,714

-MORE-

WLV Reports Second Quarter Results

July 27, 2006
WOLVERINE TUBE, INC.
Condensed Consolidated Balance Sheet (Unaudited)

In thousands	7/2/2006	7/3/2005	12/31/2005

Assets
Cash and cash equivalents	$21,505	$13,988	$27,329
Accounts receivable	103,464	100,159	104,186
Inventory	182,139	143,509	146,705
Other current assets	19,560	23,583	10,209
Property, plant and equipment, net	176,341	190,557	181,238
Other assets	99,200	97,097	99,098

Total assets	$602,210	$568,893	$568,765

Liabilities and Stockholders’ Equity
Accounts payables and other accrued expenses	$139,262	$83,375	$106,754
Short-term borrowings	949	948	248
Pension liabilities	36,270	29,656	42,889
Long-term debt	234,642	235,728	234,920
Other liabilities	21,724	19,667	20,652

Total liabilities	432,847	369,374	405,463

Stockholders’ equity	169,363	199,519	163,302

Total liabilities and stockholders’ equity	$602,210	$568,893	$568,765

WLV Reports Second Quarter Results

July 27, 2006
WOLVERINE TUBE, INC. FINANCIAL DATA
Consolidated Statements of Cash Flow (Unaudited)

	Six-month period ended
In thousands	7/2/2006	7/3/2005
Net Income (loss)	$4,292	($8,164)

Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization	8,614	8,546
Other non-cash charges	(2,668)	(2,892)
Changes in operating assets and liabilities	(15,432)	(11,825)

Net cash used by operating activities	(5,194)	(14,335)

Investing activities:
Additions to property, plants and equipment	(2,584)	(5,494)
Other	54	244

Net cash used by investing activities	(2,530)	(5,250)

Financing activities:
Net borrowings	667	(1,265)
Issuance of common stock	63	421
Other	(993)	(518)

Net cash provided by financing activities	(263)	(1,362)

Effect of exchange rate	2,163	(82)

Net decrease in cash	(5,824)	(21,029)

Cash and equivalents at beginning of year	27,329	35,017

Cash and equivalents at period end	$21,505	$13,988

This press release contains, and our conference call will include, references to earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The following table provides a reconciliation of EBITDA to net loss. Management believes EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.
Reconciliation of Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (Unaudited)

	Three-month period ended		Six-month period ended
In thousands	7/2/2006	7/3/2005	7/2/2006	7/3/2005

Net Income(loss)	$6,409	($5,682)	$4,292	($8,164)
Depreciation and amortization	4,356	4,252	8,614	8,545
Interest expense, net	6,780	5,244	12,613	10,566
Income tax provision/(benefit)	2,514	(3,118)	1,355	(4,136)

Earnings before interest, taxes, depreciation and amortization	$20,059	$696	$26,874	$6,811